EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 28, 2007, accompanying the financial statements and supplemental information of The Delaware County Bank and Trust 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of DCB Financial Corp. on Form S-8 (File No. 333-87874).
/s/ Grant Thornton LLP
Cincinnati, Ohio
June 28, 2007